Alkaline Water Co. Completes Securities Offering with $2.97M Raise

--Use of proceeds includes $1.5M loan repayment and operational capital to maximize upcoming summer season.

SCOTTSDALE, AZ – (MARKETWIRED – March 23, 2016) – The Alkaline Water Company Inc. (OTCQB: WTER) (the “Company”), developers of an innovative state of the art proprietary electrolysis beverage process packaged and sold in 500ml, 700ml, 1-liter, 3-liter and 1-gallon sizes under the trade name Alkaline88, today announced that effective March 4, 2016 it has completed the offering and sale (the “Offering”) of an aggregate of 9,000,000 shares of its common stock and warrants to purchase an aggregate of 4,500,000 shares of its common stock, for aggregate gross proceeds of $2,970,000.

Each share of common stock the Company sold in the offering was accompanied by one-half of a warrant to purchase one share of common stock at an exercise price of $0.50 per share for a period of two years from the date of issuance. Each share of common stock and accompanying one-half of one warrant was sold at a price of $0.33.

These securities have been registered under the Securities Act of 1933 pursuant to the Company’s registration statement on Form S-1, as amended (No. 333-209124), which was declared effective by the Securities and Exchange Commission on February 11, 2016.

In related news and also on March 4, 2016, the Company used the proceeds of the offering to repay loans in the aggregate principal amounts of $1,500,000 (originally from Neil Rogers and Turnstone Capital Inc.). The remainder of the proceeds will be used to further manage and develop operations and sales of the company’s flagship Alkaline88 product lineup.

“We are very pleased by the timing of this event as the offering is truly advantageous to our immediate strategic plans.” stated Mr. Steven Nickolas, Company CEO and President. “The proceeds permit us to pay down debt, which is always a positive factor. But it also allows us to invest in achieving operational and marketing targets designed to maximize our efforts as we head into the all-important summer beverage season. We are already busy ramping up for the months ahead and it’s always gratifying when our financial planning endeavors come to fruition and match our operational aims so effectively.”

Additional details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer with the Securities and Exchange Commission ("SEC") available at www.sec.gov. For more information, visit our website at www.thealkalinewaterco.com.

The Alkaline Water Company Inc. (OTCQB: WTER) has developed an innovative, state of the art, proprietary electrolysis process that produces healthy alkaline water for a balanced lifestyle. The Company is focused on the business of distributing and marketing for retail sale of its cost-effectively packaged Alkaline88 water beverage products. Visit: www.thealkalinewaterco.com.

About Alkaline Water Products
Alkaline88's premier alkaline water is an 8.8 pH balanced bottled alkaline drinking water enhanced with trace minerals and electrolytes. The product offers consumers the unique opportunity to purchase alkaline water in conveniently packaged 500ml, 700ml, 1-liter, 3-liter and 1-gallon sizes. The Alkaline Water Company Inc. is currently in the midst of a national mass-market expansion program, where the product is already available for consumer sales at a growing number of major retail locations across many parts of the United States. Learn more about the science behind alkaline water by visiting www.thealkalinewaterco.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements." Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the statement that the remainder of the proceeds will be used to further manage and develop operations and sales of the Company’s flagship Alkaline88 product lineup and the statement that the proceeds from the Offering allows the Company to invest in achieving operational and marketing targets designed to maximize the Company’s efforts as the Company head into the all-important summer beverage season.

The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company's products will continue to significantly grow; that there will be continued expansion of direct store distributor sales; that there will be increased production capacity through implementation of new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company’s products; that there will be an expansion into new national and regional grocery retailers; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water; additional competitors selling alkaline water in bulk containers reducing the Company’s sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; that fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply chain interruption due to factors beyond the Company’s control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company’s ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Contact:
The Alkaline Water Company Inc.
WTER Investor Relations,
(480) 656-2423
investors@thealkalinewaterco.com